Ckrush, Inc.

336 West 37th Street

New York, NY  10018

January 5, 2007

Mr. Joe Abrams

131 Laurel Grove Avenue

Kentfield, CA 94909

Dear Joe:

This letter agreement amends and supplements the Consulting Agreement (the “Agreement”) dated October 12, 2006 between you and Ckrush, Inc., a Delaware corporation (the “Company”).  Except to the extent inconsistent with this letter, in which case this letter shall control, the Agreement remains in full force and effect.

1.

During the term of this Agreement, you shall have the title of Chairman of our subsidiary, Ckrush Digital Media, Inc. (“Media”). You shall continue to report to the President of the Company, and insofar as you will continue as an independent contractor and not an employee of the Company, you shall have no authority to enter into contracts or agreements on behalf of the Company or otherwise to bind the Company legally. In addition to the duties set forth in the Agreement, as Chairman of Media you agree to attend meetings with the Company and its existing and prospective business partners, investors and acquisition targets and otherwise to represent the Company as agreed by you and the President of the Company.

2.

The term of the Agreement is hereby extended for a two year term expiring December 31, 2008, subject to the right of you or the Company to terminate the Agreement at any time with or without cause.

3.

As additional compensation for serving as Chairman of Media, the Company shall issue you a total of four million (4,000,000) shares of its common stock (the “Shares”), subject to adjustment in the event of any forward or reverse stock split, including without limitation the reverse stock split to be acted on by the Company’s stockholders at a meeting scheduled for January 25, 2007.  The Shares will be issued in quarterly installments of 500,000 shares each on the first business day of January, April, July and September 2007 and 2008, except that the first issue will be deferred to February 1, 2007 to permit the Company to complete the process of increasing its authorized shares of common stock. In the event of a Change of Control of the Company (as defined in the Agreement), any of the foregoing Shares that have not yet been issued will be issued to you.

4.

The Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and as such must be held indefinitely and may not be sold by you unless the Shares are registered under the Act or an exemption from registration applies.  By signing this letter, you represent to the Company that you are an accredited investor as defined in Regulation D promulgated under the Act.

If the foregoing is consistent with your understanding, please sign and return a copy of this letter agreement to me.

Very truly yours,

CKRUSH, INC.

By	/s/Jeremy Dallow Jeremy Dallow, President

Agreed to and accepted this

5th day of January, 2007

/s/ Joe Abrams

Joe Abrams